[ON MISSOURI PUBLIC SERVICE COMMISSION LETTERHEAD]

                                        August 6, 1997

          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

                         Re:  MCN Corporation d/b/a MCN Energy
                              Group Inc.

          Gentlemen:

                    MCN Corporation d/b/a MCN Energy Group Inc.
          ("MCN"), doing business in the state of Missouri as a public utility through its operating subsidiary, Southern Missouri Gas Company, L.P. ("SMGC"), has advised this Commission that MCN Investment Corporation ("MCNIC"), a sub-holding company of MCN, has reached a preliminary agreement with Torrent Exports Limited ("TEL"), a corporation formed under the laws of India, to jointly own Torrent Power Private Limited ("TPPL"), a corporation formed under the laws of India.
          TPPL will initially own interests in: (1) a 655 MW natural gas/naptha fired electric generation project currently under construction near the city of Bharuch, India ("Bharuch Project"); (2) the Surat Electric Company ("SECL"), an electric distribution company; and (3) Ahmedabed Electric Company ("AECL"), an electric distribution company. MCNIC made an initial equity investment of approximately $60 million in TPPL. MCNIC has now expressed its intention to make an additional equity investment of approximately $150 million in TPPL.

                    MCN has filed or will file a Notification of Foreign Utility Company Status with the Securities and Exchange Commission under Section 33 of the Public Utility Holding Company Act of 1935, as amended ("PUHCA" or the "ACT"), in respect to the TPPL investments. In connection therewith, MCN will file with this Commission a copy of its Notifications to the Securities and Exchange Commission. MCN has asked this Commission to provide you with the certification contemplated by the applicable provisions of the PUHCA.

                    The Missouri Public Service Commission has jurisdiction over the retail natural gas rates of SMGC in the state of Missouri and hereby certifies that it has the authority and resources to protect the ratepayers subject to its jurisdiction and that the Commission intends to exercise its authority with respect to MCN's proposed investment in TPPL. The Commission notes that this certification may be revised or withdrawn prospectively as to any future acquisition. In making this certification, this Commission is relying on the belief that the Securities and Exchange Commission will enforce all sections of PUHCA which govern MCN's proposed investment in TPPL for which it has jurisdiction.

                                        Sincerely,


                                        /s/  Cecil I. Wright
                                        --------------------
                                        Cecil I. Wright
                                        Executive Secretary
                                        (573) 751-3048

          Attachments

          cc:  Mr. Robert Wason
               Securities and Exchange Commission
               Office of Public Utility Regulation
               Division of Investment Management
               450 Fifth Street, N.W.
               Washington, D.C.  20549

               Mr. William K. McCrackin
               Vice Chairman and Chief Financial Officer
               c/o Jamie Fields
               MCN Energy Group Inc.
               500 Griswold Street
               Detroit, Michigan  48226

               Mr. James M. Fischer
               Attorney at Law
               101 West McCarty Street, Suite 215
               Jefferson City, Missouri  65101